Exhibit 99.1
Unity Appoints Bernard Kim to its Board of Directors and Announces Board Transitions
SAN FRANCISCO – February 10, 2026 – Unity (NYSE: U), the world's leading game engine, today announced the appointment of gaming and technology veteran Bernard Kim as an independent director to its Board of Directors, effective May 1, 2026.
"Bernard brings deep experience building and scaling global, public companies at the intersection of games and technology,“ said Jim Whitehurst, Chairman of Unity’s Board of Directors. "His leadership across mobile gaming, advertising technology, and consumer platforms will be a valuable addition to the Unity Board.”
“Unity plays a foundational role in how interactive experiences are created, distributed, and scaled,” said Bernard Kim. “I’ve long admired the company’s impact on the industry, and I’m excited to work with the Board and leadership team as Unity accelerates its mission to democratize game development.”
Bernard brings more than 20 years of leadership experience across public companies and global consumer platforms. He has served as CEO and a member of the board of directors of Match Group and President of Publishing at leading mobile game publisher Zynga, where among other things he oversaw global marketing and user acquisition. Earlier in his career, he spent nearly a decade at Electronic Arts, including as Senior Vice President of Mobile Publishing.
Unity also announced that David Helgason and Tomer Bar-Zeev stepped down from its Board of Directors, effective February 5, 2026.
“David and Tomer have been vital partners as we’ve grown and transformed Unity. They welcomed me into the Company, shared their unique vision as founders, and have provided unfailing support. I’m looking forward to many more years of conversation with both of them,” said Matt Bromberg, President and CEO of Unity.
“On behalf of the Board, I want to thank David and Tomer for their partnership and invaluable contributions to the company’s evolution during their tenure,” said Mr. Whitehurst. “We’re grateful for their service and wish them every success in their future endeavors.”
About Unity
Unity [NYSE: U] offers a suite of tools to develop, deploy, and grow games and interactive experiences across all major platforms from mobile, PC, and console, to extended reality. For more information, visit Unity.com.

Forward-Looking Statements
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